Exhibit 99.1

INTEREP ANNOUNCES $10 MILLION REVOLVING CREDIT

FACILITY TO REPLACE TERM LOAN FACILITY

FOR IMMEDIATE RELEASE

NEW YORK—September 26, 2003—Interep (OTC BB: IREP), the largest independent sales and marketing company specializing in radio, the Internet and complementary media, today announced that it has closed a $10 million senior secured revolving credit facility with Commerce Bank.

The new credit facility replaces a $10 million senior secured term loan facility, which included more restrictive covenants and a higher interest rate.

“The terms of this financing will lower our cost of capital and provide more flexibility by allowing us to borrow only what we need to maintain and grow our business,” stated Bill McEntee, Senior Vice President and Chief Financial Officer.

About Interep:

Interep (OTC BB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Cybereps, Perfect Circle Media and Winstar Interactive. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:	Ralph Guild	(212) 916-0508

	Bill McEntee	(561) 227-0601

	Mike Frank	(201) 659-0101	mike@mikefrankassociates.com